EXHIBIT 99.2

The ExOne Company Announces Closing of Initial Public Offering and Exercise of Underwriters' Over-Allotment Option

NORTH HUNTINGDON, Pa., Feb. 12, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, today announced the closing of its initial public offering, including the exercise in full of the over-allotment option, of 5,483,333 shares of its Common Stock and 611,667 shares of Common Stock from Rockwell Holdings Inc. ("RHI"), an affiliate of S. Kent Rockwell, ExOne's Chairman and Chief Executive Officer, at a price to the public of $18.00 per share. The gross proceeds to ExOne from the offering were $98.7 million before deducting underwriting discounts and commissions and other offering expenses.

FBR Capital Markets & Co. acted as sole book runner for the offering and BB&T Capital Markets, a division of BB&T Securities, LLC, and Stephens Inc. acted as co-managers.

A registration statement related to these securities has been filed with the SEC and declared effective on February 6, 2013. The offering is being made only by means of a prospectus. A copy of the prospectus may be obtained from the SEC's website at www.sec.gov or from the offices of FBR Capital Markets & Co. at prospectuses@fbr.com; BB&T Capital Markets at prospectusrequests@bbandtcm.com; or Stephens Inc at prospectus@stephens.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

The ExOne Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=17033

CONTACT: Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com